2368359

State of California

OFFICE OF THE SECRETARY OF STATE

SECRETARY OF STATE

I, *BILL JONES*, Secretary of State of the State of California, hereby certify:

That the attached transcript of 2 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

DEC 14 2001

Bill Jones

Secretary of State

Sec/State Form CE-107 (rev. 9/98)

OSP 01 55358

2368359

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

DEC 07 2001

BILL JONES, Secretary of State

ARTICLES OF INCORPORATION

OF

THE INNES GROUP, INC.

FIRST: The name of this corporation is The Innes Group, Inc.

SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD: The name of this corporation's initial agent for service of process is:

National Registered Agents, Inc.

FOURTH: This corporation is authorized to issue only one class of shares of stock, and the total number of shares which this corporation is authorized to issue is One Million (1,000,000), which shall be without par value.

FIFTH: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SIXTH: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law. Without limiting the generality of the foregoing, the corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

SEVENTH: Any amendment, repeal or modification of any provision of ARTICLE FIFTH or ARTICLE SIXTH or this ARTICLE SEVENTH shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such amendment, repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed these Articles this 6th day of December 2001.

Stafford W. Keegin
Incorporator

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

Stafford W. Keegin
Incorporator

OFFICE OF THE SECRETARY OF STATE